Exhibit 99.1

NEWS
For Immediate Release
American Axle & Manufacturing Announces
Results of Special Attrition Program
Detroit, Michigan, January 11, 2007 — American Axle & Manufacturing Holdings, Inc. (AAM), which is traded as AXL on the NYSE, today announced that 1,473 UAW represented associates agreed to participate in AAM’s special attrition program.
AAM’s special attrition program was offered to all UAW represented associates at AAM’s master agreement facilities. AAM’s master agreement facilities are located in Detroit, Michigan; Three Rivers, Michigan; Buffalo, New York; Tonawanda, New York; and Cheektowaga, New York.
Under this special attrition program, AAM offered a range of early retirement incentives, buy-outs and educational opportunities to its associates. Associates who retired as part of this program will retain all vested pension and postretirement benefits. Associates who accepted a buy-out will retain vested pension benefits but forfeited other postretirement benefits.
Approximately 265 retirement-eligible associates participated in this program, while an additional 1,208 associates elected one of the buyout options at these facilities. More than 1,300 of these associates have left the company before year-end 2006.
“The special attrition program accelerates our ability to realign our hourly workforce with actual and projected production and market conditions,” said AAM Co-Founder, Chairman, & CEO Richard E. Dauch. “The structural cost benefit to AAM resulting from the special attrition program and other related restructuring actions should exceed $100 million annually. This will enhance our ability to invest in the continuing expansion of AAM’s product portfolio, served markets, customer base and global manufacturing footprint.”
On October 4, 2006, AAM estimated that it would incur special charges of as much as $150 — $250 million in 2006 for the special attrition program and other restructuring activities. AAM currently estimates that the total cost of the special attrition program will approximate $140 million. This includes an estimated charge of $10 million for pension and postretirement benefit curtailment and special termination benefits. Including costs associated with salaried workforce reductions and supplemental unemployment benefits estimated to be payable to UAW represented associates who are expected to be permanently idled through the end of the current collective bargaining agreement in February 2008, AAM now expects to incur special charges in a range of $175 — $200 million for these items in 2006.
In addition, AAM also announced today that it plans to idle a portion of its U.S. production capacity dedicated to the mid-size light truck product range. As a result of these plans and other capacity rationalization initiatives, AAM expects to incur asset impairment charges of as much as $200 million in the fourth quarter of 2006.

AAM will be presenting at the Auto Analyst of New York (AANY) Detroit Auto Conference on Thursday, January 11, 2007 at Noon EDT. AAM will webcast the presentation through AAM’s investor web site at http://investor.aam.com. The presentation will be made by AAM’s Co-Founder, Chairman & CEO Richard E. Dauch.
AAM has also scheduled a conference call to review its fourth quarter and full year results on February 2, 2007 at 10:00 a.m. EDT. Interested participants may listen to the live conference call by logging onto AAM’s investor web site at http://investor.aam.com or calling (877) 278-1452 from the United States or (706) 643-3736 from outside the United States.
AAM is a world leader in the manufacture, engineering, design and validation of driveline and drivetrain systems and related components and modules, chassis systems and metal-formed products for light trucks, sport utility vehicles and passenger cars. In addition to locations in the United States (in Michigan, New York and Ohio), AAM also has offices or facilities in Brazil, China, Germany, India, Japan, Luxembourg, Mexico, Poland, South Korea and the United Kingdom.
Certain statements contained in this press release are “forward-looking statements” and relate to the Company’s plans, projections, strategies or future performance. Such statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are based on our current expectations, are inherently uncertain, are subject to risks and should be viewed with caution. Actual results and experience may differ materially from the forward-looking statements as a result of many factors, including but not limited to: adverse changes in the economic conditions or political stability of our principal markets (particularly North America, Europe and South America); reduced demand of our customers’ products or volume reductions, particularly for light trucks and SUVs produced by GM and DaimlerChrysler’s heavy-duty Dodge Ram full-size pickup trucks, or the Dodge Ram program; work stoppages at GM or DaimlerChrysler or a key supplier to GM or DaimlerChrysler; our ability to achieve cost reductions through accelerated attrition programs; reduced purchases of our products by GM, DaimlerChrysler or other customers; our ability and our customers’ ability to successfully launch new product programs; our ability to respond to changes in technology or increased competition; supply shortages or price fluctuations in raw materials, utilities or other operating supplies; our ability to maintain satisfactory labor relations and avoid work stoppages; risks of noncompliance with environmental regulations or risks of environmental issues that could result in unforeseen costs at our facilities; liabilities arising from legal proceedings to which we are or may become a party or claims against us or our products; availability of financing for working capital, capital expenditures, research and development or other general corporate purposes, including our ability to comply with financial covenants; adverse changes in laws, government regulations or market conditions affecting our products or our customers’ products (including the Corporate Average Fuel Economy regulations); our ability to attract and retain key associates; and other unanticipated events and conditions that may hinder our ability to compete. For additional discussion, see “Item 1A. Risk Factors” in our most recent annual report on Form 10-K and quarterly reports on Form 10-Q. It is not possible to foresee or identify all such factors and we assume no obligation to update any forward-looking statements or to disclose any subsequent facts, events or circumstances that may affect their accuracy.
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For more information ...

Renee Rogers	Christopher M. Son
Manager, Corporate Communications	Director, Investor Relations
and Media Relations	(313) 758-4814
(313) 758-4882	chris.son@aam.com
renee.rogers@aam.com
Or visit the AAM website at www.aam.com